Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Applied Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1-Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(4)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	3,000,000(2)	$0.33	$990,000.00	$0.00015310	$151.57
	Equity	2019 Equity Incentive Plan, Common Stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	11,104,928(3)	$0.33	$3,664,626.24	$0.00015310	$561.05
Fees Previously Paid	—	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—		—
	Total Offering Amounts					$4,654,626.24		$712.62
	Total Fees Previously Paid					—		$0
	Total Fee Offsets					—		$0
	Net Fee Due					—		$712.62

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover (a) any additional shares of Common Stock, par value $0.0001 per share (the “Common Stock”), which become issuable pursuant to the non-plan inducement stock option grants and restricted unit awards set forth herein and (b) any additional shares of Common Stock of Applied Therapeutics, Inc. (the “Registrant”) which become issuable under the Registrant’s 2019 Equity Incentive Plan, as amended (the “2019 Plan”), by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of Common Stock.

(2)

Represents the aggregate number of shares of the Registrant’s Common Stock issuable upon the exercise of stock options and restricted stock units granted to the Registrant’s Executive Chairman and Chair of the Board of Directors, in each case as an inducement material to entry into employment with the Registrant under Nasdaq Listing Rule 5635(c)(4).

(3)

Represents an increase of 4,243,491 and 6,861,437 shares of Common Stock to the number of shares available for issuance under the 2019 Plan, effective January 1, 2024 and 2025, respectively. Shares available for issuance under the 2019 Plan were previously registered on the Registrant’s registration statement on Form S-8 (Registration No. 333-270767) filed with the Securities and Exchange Commission (the “Commission”) on March 23, 2023.

(4)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) of the Securities Act, and based on $0.33, the average of the high and low sale prices of the Common Stock as reported on Nasdaq Global Market on April 21, 2025 (such date being within five business days of the date that this Registration Statement was filed with the Commission).